Exhibit 99.1

NEWS RELEASE

GEOMET, INC. ANNOUNCES NEW AGREEMENTS AFFECTING GURNEE FIELD

HOUSTON, October 11, 2006 – GeoMet, Inc. (NASDAQ: GMET) announced today the execution of a series of agreements with a privately held company affecting operations in its Gurnee field in the Cahaba Basin of Alabama.

Under the agreements, GeoMet will dispose of produced water from that company’s operations in the Gurnee field in an amount up to one half of the capacity of GeoMet’s water disposal pipeline. The current capacity of the water disposal pipeline is approximately 30,000 barrels per day with a design capacity estimated to be 45,000 barrels per day. Fees for water disposal under the agreements will initially be $0.35 per barrel of water but will decline to $0.20 per barrel of water within six months. Such fees will be used to reduce GeoMet’s field operating costs.

Additionally, under these agreements, GeoMet has secured firm capacity rights on a high pressure gas gathering pipeline which connects into Enbridge’s Magnolia Pipeline System. The acquired rights entitle GeoMet to transport approximately 40 million cubic feet per day of coalbed methane gas at a fee of $0.05 per million British Thermal Units actually gathered through the pipeline. GeoMet does not anticipate utilizing this capacity in the immediate future. This agreement provides GeoMet with a second outlet for its gas produced from the Gurnee field. Together with its existing capacity on the Southern Natural Gas Bessemer – Calera lateral, GeoMet’s total gas takeaway capacity is expected to meet all of its future requirements.

Finally, as part of the agreements, GeoMet received an assignment of 1,360 acres of undeveloped leasehold contiguous with its existing leasehold positions.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. GeoMet, Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.